EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2007 (which includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 158 as of December 31, 2006) accompanying the consolidated financial statements and our report dated February 23, 2007 on management’s assessment of the effectiveness of internal control over financial reporting of National Penn Bancshares, Inc. and its subsidiaries included in the Annual Report of National Penn Bancshares, Inc. on Form 10-K as of and for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement.   We hereby consent to the incorporation by reference of said reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 15, 2008